Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:
David E. Fountain
National Processing, Inc.
Phone: 502.315.3311
Fax: 502.315.3535
e-mail: dfountain@npc.net
www.npc.net

FOR IMMEDIATE RELEASE

National Processing Reports 23% Increase in Net Income Excluding Nonrecurring Items

Core Net Income Up 34% Over Prior Year

Louisville, Kentucky, July 18, 2001- National Processing, Inc. (NYSE: NAP), today reported record operating results for both the second quarter and six months ended June 30, 2001. Net income excluding nonrecurring items for the second quarter was $14.1 million, or $0.27 per share, up 23% and 20%, respectively, over comparable prior year amounts of $11.5 million, or $0.22 per share. For the six months ended June 30, 2001, net income excluding nonrecurring items was $25.6 million or $0.49 per share, up 22% and 20% respectively, over comparable prior year amounts of $21.0 million, or $0.41 per share. The increase in financial results was driven by Merchant Card Services, which posted revenue increases of 25% and 23%, respectively, for the quarter and six months ended June 30, 2001. Merchant Card Services also reported 53% and 41% respective increases in earnings before interest and taxes for the same periods.

Reported results include certain nonrecurring items related to restructuring and impairment charges which are disclosed in the attached Financial Summary. Reported net income was $7.9 million or $0.15 per share, for the second quarter of 2001, compared to $10.5 million, or $0.21 per share, for the comparable 2000 period. Reported net income was $19.5 million, or $0.38 per share, for the six months ended June 30, 2001, compared to $20.0 million, or $0.39 per share for the comparable 2000 period. Reported net income for the second quarter 2001 included a nonrecurring after-tax charge of $6.2 million or $0.12 per share, for the loss associated with the Company’s divestiture of its Business Process Outsourcing unit which represents approximately 65% or $60 million of the annual revenue of its Corporate Outsourcing Solutions division.

Core(1) net income for the second quarter was $13.3 million, or $0.26 per share, up 34% and 31%, respectively, over core(1) net income of $9.9 million, or $0.19 per share, for the same quarter of 2000. For the six months ended June 30, 2001, core(1) net income was $24.0 million or $0.46 per share, up 30% and 28% respectively, over comparable core(1) net income of $18.4 million, or $0.36 per share for 2000.

Summary Financial Information

(dollars in millions, except per share amounts)	Quarter Ended			Six Months Ended

	June 30, 2001			June 30, 2001

	Amount	Change		Amount	Change

Reported Excluding Nonrecurring Items
Revenue	$117.9	13%		$226.9	12%

Earnings Before Interest and Taxes (EBIT)	$21.0	25%		$37.4	23%

EBIT Margin	17.8%	169	bps	16.5%	143	bps

Net Income	$14.1	23%		$25.6	22%

Net Income per Share	$0.27	20%		$0.49	20%

Reported
Revenue	$117.9	13%		$226.9	12%

Net Income	$7.9	(24%)		$19.5	(3%)

Net Income per Share	$0.15	(26%)		$0.38	(5%)

Core Business Units(1)
Revenue	$102.5	20%		$195.5	18%

Earnings Before Interest and Taxes (EBIT)	$19.9	37%		$35.0	31%

EBIT Margin	19.4%	227	bps	17.9%	175	bps

Net Income	$13.3	34%		$24.0	30%

Net Income per Share	$0.26	31%		$0.46	28%

Notes:
(1)	Core excludes Springfield remittance operation sold in August 2000, Denver collections business discontinued in March 2001 and the Business Process Outsourcing businesses sold in July 2001. Core also excludes nonrecurring items.

Certain amounts may not compute due to rounding.

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Second Quarter Highlights

•	Volumes for merchant processing increased to record levels for the second quarter and year to date periods. Total merchant transactions processed were 840 million for the quarter and 1.6 billion year to date, representing 23% and 25% increases over prior year. Total dollar volume processed was $37.7 billion and $71.0 billion for the quarter and year to date periods representing 24% and 25% increases over prior year.

•	Revenue for the Merchant Card Services business line was $95.4 million and $180.7 million for the quarter and six months ended June 30, 2001, representing increases of 25% and 23% over the comparable prior year amounts.

•	Merchant Card Services EBIT increased to $18.6 million and $32.2 million for the quarter and six months ended June 30, 2001, representing 53% and 41% increases over prior year results. For the tenth consecutive quarter, Merchant Card Services EBIT exceeded prior year quarterly amounts by over 27%.

•	The Company announced a new joint venture with ABN AMRO Merchant Services, LLC (AAMS). AAMS currently processes for over 34,000 merchants, generating over 115 million transactions annually representing $7.0 billion in annual credit card sales. National Processing acquired a 70 percent interest in AAMS for $48.5 million and will provide AAMS with all merchant processing services including both authorization and settlement of all card-based transactions. The JV is expected to generate approximately $38 million in annualized revenue.

•	The Company recently announced the signing of a definitive agreement regarding the divestiture of its Business Process Outsourcing (BPO) businesses. The BPO businesses represented approximately 65 percent of the Company’s Corporate Outsourcing Solutions division or approximately $60 million in annual revenue, and is comprised of healthcare claim processing, credit card application processing and airline lift ticket processing. This transaction includes all of the Company’s offshore operations in Jamaica, the Dominican Republic and Barbados and approximately 75 percent of the Company’s Mexican operations.

•	The Company announced the signing of several new merchant processing contracts including Shoney’s; Lone Star Steakhouse & Saloon; Accor Lodging, which includes Red Roof Inns and Motel 6; and Brinker International, which includes Chili’s Grill & Bar, Romano’s Macaroni Grill, On the Border Mexican Grill & Cantina, and others.

•	The Company renewed and entered into several new Independent Sales Organization (ISO) agreements including a five-year extension of its merchant processing contract with Universal Debit & Credit Corporation (UDC), a premier ISO based in Washington DC. UDC markets merchant processing services to retail merchants and uses National Processing as their exclusive credit card processor.

      “This was an outstanding quarter for NPC”, stated Thomas A. Wimsett, President and CEO. “These results are directly attributable to our highly motivated, results oriented, world class employees.”

      “The second quarter was highlighted by two significant transactions. On June 28, we acquired a 70% interest in a newly formed joint venture with ABN AMRO, one of the largest and most highly respected financial institutions in the world.”

      “In addition, on July 12 we announced the signing of a definitive agreement to divest of our Business Process Outsourcing businesses. This divestiture involves approximately $60 million in annual revenues and the majority of our offshore presence. Once this transaction is closed, we will have completed the transition that we began two years ago from a small data processing conglomerate to a large, talented and focused merchant processing entity. With an exclusive focus on the payment processing industry we intend to clearly distinguish ourselves as the worldwide leader in merchant processing.”

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      The Company estimates that due to the impact of the two transactions mentioned above, consolidated 2001 revenue will grow in the 7-10% range, which is down slightly from the previous guidance of 11-14%. This revision is due to the recently announced BPO divestiture, with annual revenue of $60 million, partially offset by estimated annual revenue of $38 million from the AAMS joint venture. However, the Company is maintaining its original EPS guidance of 15-20% growth, excluding nonrecurring items, for the full year of 2001.

      A conference call to discuss financial performance and business highlights will be held at 9:00 a.m. EDT today by Thomas A. Wimsett, president and chief executive officer, and David E. Fountain, chief financial officer. The call will be open to the public with both media and individual investors invited to participate in a listen-only mode. The conference can be accessed by calling 888.423.3281 (domestic) and 612.332.1213 (international). Participants should plan to dial in approximately 15 minutes prior to the start of the call.

      A replay of the live call will be available starting at 1:00 p.m. EDT, July 18, 2001 through Midnight EDT on July 20, 2001. The replay may be accessed by dialing 800.475.6701 (domestic) and 320.365.3844 (international) and entering access code 577722.

      This announcement and Mr. Wimsett’s comments contain forward-looking statements that involve significant risks and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Additional information concerning factors that could cause actual results to differ materially from those contained in forward-looking statements is available in our Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

About National Processing, Inc.
National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC®), is a leading provider of merchant credit card processing. National Processing is 86 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland-based $91 billion financial holding company. NPC supports over 500,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Quarter Ended June 30, 2001	Results(a)	Results(b)	Items	Items(c)	Reported

Revenue	$102,543	$15,333	$117,876	$—	$117,876

Operating expenses	73,450	11,156	84,606	—	84,606

General and administrative expenses	5,128	1,955	7,083	—	7,083

Depreciation and amortization	4,108	1,076	5,184	—	5,184

Nonrecurring items	—	—	—	6,250	6,250

Earnings (loss) before interest and taxes	19,857	1,146	21,003	(6,250)	14,753

Net interest income	1,777	116	1,893	—	1,893

Income (loss) before income taxes	21,634	1,262	22,896	(6,250)	16,646

Provision for (benefit from) income taxes	8,294	534	8,828	(100)	8,728

Net income (loss)	$13,340	$728	$14,068	$(6,150)	$7,918

Net income (loss) per share-diluted	$0.26	$0.01	$0.27	$(0.12)	$0.15

Shares used in computation	52,053	52,053	52,053	52,053	52,053

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Quarter Ended June 30, 2000	Results(a)	Results(b)	Items	Items(d)	Reported

Revenue	$85,100	$19,413	$104,513	$—	$104,513

Operating expenses	62,421	13,687	76,108	—	76,108

General and administrative expenses	4,103	2,121	6,224	—	6,224

Depreciation and amortization	4,030	1,295	5,325	—	5,325

Nonrecurring items	—	—	—	1,500	1,500

Earnings (loss) before interest and taxes	14,546	2,310	16,856	(1,500)	15,356

Net interest income	1,619	259	1,878	—	1,878

Income (loss) before income taxes	16,165	2,569	18,734	(1,500)	17,234

Provision for (benefit from) income taxes	6,228	1,055	7,283	(525)	6,758

Net income (loss)	$9,937	$1,514	$11,451	$(975)	$10,476

Net income (loss) per share-diluted	$0.19	$0.03	$0.22	$(0.02)	$0.21

Shares used in computation	50,965	50,965	50,965	50,965	50,965

Notes:
(a)	Core is comprised of the electronic payment businesses remaining after the sale or discontinuance of the businesses noted in (b) below.

(b)	Non-core is comprised of Springfield remittance operation sold in August 2000, Denver collections business discontinued in March 2001 and the Business Process Outsourcing businesses sold in July 2001.

(c)	The quarter ended June 30, 2001 includes an impairment charge for the loss associated with the Company’s decision to divest its Business Process Outsourcing unit.

(d)	The quarter ended June 30, 2000 includes a charge for site consolidation initiatives related to non-core business units.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2001 presentation and had no effect on previously reported net income.

Certain amounts may not recompute due to rounding.

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National Processing, Inc.
Financial Summary
(In thousands, except per share amounts)
(Unaudited)

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Six Months Ended June 30, 2001	Results(a)	Results(b)	Items	Items(c)	Reported

Revenue	$195,513	$31,408	$226,921	$—	$226,921

Operating expenses	143,306	23,158	166,464	—	166,464

General and administrative expenses	8,990	3,668	12,658	—	12,658

Depreciation and amortization	8,186	2,178	10,364	—	10,364

Nonrecurring items, net	—	—	—	6,250	6,250

Earnings (loss) before interest and taxes	35,031	2,404	37,435	(6,250)	31,185

Net interest income	3,801	312	4,113	—	4,113

Income (loss) before income taxes	38,832	2,716	41,548	(6,250)	35,298

Provision for (benefit from) income taxes	14,821	1,120	15,941	(100)	15,841

Net income (loss)	$24,011	$1,596	$25,607	$(6,150)	$19,457

Net income (loss) per share-diluted	$0.46	$0.03	$0.49	$(0.12)	$0.38

Shares used in computation	51,810	51,810	51,810	51,810	51,810

			Reported
			Excluding
	Core	Non-Core	Nonrecurring	Nonrecurring
Six Months Ended June 30, 2000	Results(a)	Results(b)	Items	Items(d)	Reported

Revenue	$165,113	$37,267	$202,380	$—	$202,380

Operating expenses	120,949	26,268	147,217	—	147,217

General and administrative expenses	9,385	4,591	13,976	—	13,976

Depreciation and amortization	8,087	2,613	10,700	—	10,700

Nonrecurring items, net	—	—	—	1,500	1,500

Earnings (loss) before interest and taxes	26,692	3,795	30,487	(1,500)	28,987

Net interest income (expense)	3,238	455	3,693	—	3,693

Income (loss) before income taxes	29,930	4,250	34,180	(1,500)	32,680

Provision for (benefit from) income taxes	11,496	1,685	13,181	(525)	12,656

Net income (loss)	$18,434	$2,565	$20,999	$(975)	$20,024

Net income (loss) per share-diluted	$0.36	$0.05	$0.41	$(0.02)	$0.39

Shares used in computation	50,898	50,898	50,898	50,898	50,898

Notes:
(a)	Core is comprised of the electronic payment businesses remaining after the sale or discontinuance of the businesses noted in (b) below.

(b)	Non-core is comprised of Springfield remittance operation sold in August 2000, Denver collections business discontinued in March 2001 and the Business Process Outsourcing businesses sold in July 2001.

(c)	The six months ended June 30, 2001 includes an impairment charge for the loss associated with the Company’s decision to divest its Business Process Outsourcing unit.

(d)	The six months ended June 30, 2000 includes a charge for site consolidation initiatives related to non-core business units.

Certain items have been reclassified in the Financial Summary for prior periods to conform with the 2001 presentation and had no effect on previously reported net income.

Certain amounts may not recompute due to rounding.